UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 7, 2012
Date of Report (date of earliest event reported)

Sigma Designs, Inc.
(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd
Milpitas, California  95035
(Address of principal executive offices)

(408) 262-9003
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2012, following the completion of the 2012 Annual Meeting of Shareholders of Sigma Designs, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) appointed Maury Austin to serve as a director. The Board also appointed Mr. Austin as a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.  Mr. Austin will serve as the Chairman of the Audit Committee.

Mr. Austin’s appointment to the Board was made pursuant to the terms of a settlement agreement (the “Settlement Agreement”) dated August 2, 2012 by and among the Company (the “Company”) and Potomac Capital Partners III, L.P. and certain entities and natural persons listed on Exhibit A of the Settlement Agreement and their affiliates (collectively, “Potomac”).  Mr. Austin’s appointment was a result of a collaborative process conducted by the Board and Potomac to identify a qualified, mutually agreeable fifth director. Except for the Settlement Agreement, there were no arrangements or understandings pursuant to which Mr. Austin was appointed as a director, and there have been no related party transactions between Mr. Austin and the Company. A copy of the Settlement Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2012, and is incorporated by reference herein.

Mr. Austin, 54, serves as a strategic advisor for technology-oriented businesses. From March 2008 to December 2011, Mr. Austin served as Chief Financial Officer of MIPS Technologies, Inc., a publicly traded provider of processor architectures and cores for digital home, networking and mobile applications. Mr. Austin previously served as Senior Vice President and Chief Financial Officer of Portal Software, Inc. from June 2005 until its acquisition and integration into Oracle Corporation in November 2006. From 2004 to 2005, Mr. Austin served as Senior Vice President and Chief Financial Officer for Southwall Technologies. Prior to his employment with Southwall Technologies, Inc., Mr. Austin was Senior Vice President and Chief Financial Officer for Vicinity Corporation from 2000 until its acquisition by Microsoft Corporation in 2003. Mr. Austin also has held executive and management positions at Apple Inc., Symmetricom, Inc., FlashPoint and General Electric Co. Mr. Austin holds a B.S. in Business Administration (Finance & Marketing) from the University of California, Berkeley and an MBA from Santa Clara University.  Mr. Austin currently serves a member of the Board of Directors of Extreme Networks, Inc., a network infrastructure company.

In connection with joining the Board, Mr. Austin, Mark Bonney and Eric Singer each received an initial grant of restricted stock units with a value of $160,000 based on the closing price of the Company’s Common Stock on the date of grant, or 23,426 restricted stock units.  These restricted stock units vest in equal installments on August 7, 2013 and August 7, 2014 and on the earlier of August 7, 2015 or the date of the 2015 Annual Meeting of Shareholders, and all unvested shares will vest upon a change of control. Each of the new directors will participate in the Company’s standard annual cash compensation package for non-employee directors, which includes an annual cash retainer fee of $40,000 for service as a director and $10,000 for service as chairman of a committee.  The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2012 Annual Meeting filed with the SEC on June 19, 2012.  The Board also approved an annual payment of $10,000 to the Chairman of the Board.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”) was held on August 7, 2012.  At the Annual Meeting, the following proposals were voted upon and approved:

Proposal 1:  To elect four directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Directors	For	Withheld
Mark J. Bonney	41,940,608	0
Eric Singer	41,940,608	0
Thinh Q. Tran	9,042,334	0
Lung C. Tsai	9,042,334	0
William Almon	2,000	0
Mark Fitzgerald	0	0

There were 570,779 shares represented by broker non-votes.

Proposal 2:  To ratify the appointment of Armanino McKenna LLP as the Company’s independent registered public accounting firm.

For	Against	Abstain	Broker Non-Votes
26,079,260	119,203	92,531	0

Proposal 3: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Votes
19,078,884	2,124,643	4,516,688	570,779

Item 8.01  Other Information.

Effectively immediately following the Annual Meeting on August 7, 2012, Lung Tsai was appointed as Chairman of the Board.  In addition, the Company’s committees were reconstituted as follows:

Compensation Committee	Audit Committee	Corporate Governance and Nominating Committee
Maury Austin	Maury Austin*	Maury Austin
Eric B. Singer*	Mark J. Bonney	Mark J. Bonney*
Lung C. Tsai	Lung C. Tsai	Eric B. Singer
Lung C. Tsai
 ___________
* Chairman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2012		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)